SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No.1)(1)


First Litchfield Financial Corporation
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                                (Name of Issuer)


Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


320724  10 7
--------------------------------------------------------------------------------
                                 (CUSIP Number)


July 18-20, 2005
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [X]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.320724  10 7               13G                        Page 2 of 5 Pages


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1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


Estate of Donald K. Peck
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2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                               (a) [_]
                               (b) [_]
Not Applicable
--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


Connecticut, U.S.A.
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  NUMBER OF               5.   SOLE VOTING POWER
   SHARES                      85,407
BENEFICIALLY              ------------------------------------------------------
  OWNED BY
   EACH
 REPORTING                6.   SHARED VOTING POWER
  PERSON
   WITH                   ------------------------------------------------------


                          7.   SOLE DISPOSITIVE POWER
                               85,407
                          ------------------------------------------------------

                          8.   SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


85,407
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
Not Applicable
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


4.21%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*


IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.320724  10 7               13G                        Page 3 of 5 Pages



Item 1(a).  Name of Issuer:


First Litchfield Financial Corporation
--------------------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:


13 North Street, Litchfield, Connecticut  06759
--------------------------------------------------------------------------------

Item 2(a).  Name of Person Filing:


Estate of Donald K. Peck
--------------------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:


P.O. Box 578 13 North Street, Litchfield, CT  06759
--------------------------------------------------------------------------------

Item 2(c).  Citizenship:


Connecticut, U.S.A.
--------------------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:


Common Stock
--------------------------------------------------------------------------------

Item 2(e).  CUSIP Number:


320724  10 7
--------------------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:
Not Applicable
     (a)    [_]  Broker or dealer registered under Section 15 of the Exchange
                 Act.

     (b)    [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)    [_]  Insurance  company as defined in Section 3(a)(19) of the
                 Exchange Act.

     (d)    [_]  Investment  company  registered under Section 8 of the
                 Investment Company Act.

     (e)    [_]  An investment adviser in accordance with Rule
                 13d-1(b)(1)(ii)(E);

     (f)    [_]  An employee  benefit plan or endowment  fund in  accordance with Rule 13d-1(b)(1)(ii)(F);

     (g)    [_]  A parent  holding  company or control  person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h)    [_]  A savings  association  as defined in Section 3(b) of the
                 Federal Deposit Insurance Act;

     (i)    [_]  A  church  plan  that  is  excluded  from  the  definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)    [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No.320724  10 7               13G                        Page 4 of 5 Pages


Item 4.  Ownership.

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          85,407
--------------------------------------------------------------------------------

     (b)  Percent of class:

          4.21%
--------------------------------------------------------------------------------

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote 85,407,


          (ii)  Shared power to vote or to direct the vote_____________________,


          (iii) Sole power to dispose or to direct the disposition of 85,407,


          (iv)  Shared power to dispose or to direct the disposition of________



Item 5.  Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [x].


--------------------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.


         Not Applicable

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Item 7.  Identification and  Classification of the Subsidiary Which Acquired the
         Security Being Reported on by the Parent Holding Company or Control Person.


         Not Applicable

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Item 8.  Identification  and  Classification  of Members of the Group.


         Not Applicable

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Item 9.  Notice of Dissolution of Group.


         Not Applicable

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Item 10.  Certifications.
        Not Applicable
      (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

            "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."


      (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

            "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                  July 25, 2005
         --------------------------------------------------------------
                                     (Date)


         /s/ Arthur W. Stowe, VP/The First National Bank of Litchfield/
                 The First National Bank of Litchfield/Executor
         --------------------------------------------------------------
                                   (Signature)


                            Estate of Donald K. Peck
         --------------------------------------------------------------
                                  (Name/Title)



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).